UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 30, 2005

Comfort Systems USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13011	76-0526487
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

777 Post Oak Boulevard, Suite 500 Houston, Texas		77056
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(713) 830-9600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On June 30, 2005, Comfort Systems USA, Inc. (the “Company”) entered into a senior credit facility (the “Facility”) arranged by Hibernia Southcoast Capital, Inc. and provided by a syndicate of banks including Hibernia National Bank, Bank of Texas NA; Bank of Scotland; First Bank & Trust; and RZB Finance LLC.  The Facility consists of a revolving credit facility that provides a $75.0 million line of credit to the Company.   This new line of credit replaces the Company’s prior credit facility, which was entered into on December 31, 2003 and consisted of a term loan and revolving credit facility.

The new Facility expires on June 30, 2009.  The Facility contains financial covenants defining various financial measures and levels of these measures with which the Company must comply.  Covenant compliance is assessed as of each quarter-end.  EBITDA is defined under the Facility (“Credit Facility Adjusted EBITDA”) for financial covenant purposes as net earnings for the four quarters ending as of any given quarterly covenant compliance measurement date, plus the corresponding amounts for (a) interest expense; (b) income taxes; (c) depreciation and amortization; and (d) other non-cash charges.

The Company’s borrowings and letters of credit outstanding under the Facility at each month-end must be less than a borrowing base measured as of the same month-end.  The borrowing base is defined under the Facility as 65% of the following: total trade receivables including costs and estimated earnings in excess of billings, less allowances for doubtful accounts, less receivables related to projects that are subject to payment or performance bonds.  The Company’s borrowing and letter of credit capacity under the Facility at any given time is $75 million less borrowings and letters of credit outstanding, subject to the borrowing base described above.

The interest rates in the Facility are floating rates determined by the broad financial markets, meaning they can and do move up and down from time to time.  The current applicable rate is 5.3 percent.  Commitment fees of .25 percent per annum are payable on the portion of the Facility capacity not in use for borrowings or letters of credit at any given time.  Borrowings under the Facility are secured by all of the Company’s corporate assets; the Company currently has no borrowings under the Facility.

The Facility’s principal financial covenants include:

Fixed Charge Coverage Ratio – The Facility requires that the ratio of Credit Facility Adjusted EBITDA minus capital expenditures, tax provisions, and permitted distributions to the sum of interest expense and scheduled principal payments be at least 1.50.  Interest expense is defined under the Facility for purposes of this covenant as interest expense for the four quarters ending as of any given quarterly covenant compliance measurement date, excluding corresponding twelve-month amounts for (a) amortization of deferred debt arrangement costs; and (b) mark-to-market interest expense.

Tangible Net Worth – The Facility requires that the Company’s tangible net worth not be less than the sum of (a) 85% of the tangible net worth at March 31, 2005; (b) 50% of quarterly net income from April 1, 2005 to date of measurement; and (c) the net proceeds of any equity transactions.

Debt to Credit Facility Adjusted EBITDA — The Facility requires that the Company’s ratio of debt to Credit Facility Adjusted EBITDA not exceed 2.5.

The Company also issued a press release announcing the new Facility.  A copy of the press release has been furnished as Exhibit 99.1 to this current report.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Facility.  The above description is qualified in its entirety by reference to the Credit Agreement by and among Comfort Systems USA, Inc., as Borrower, and Hibernia National Bank, as Agent; Hibernia Southcoast Capital, Inc., as Arranger; and Certain Financial Institutions, as Lenders, dated as of June 30, 2005, which is filed as Exhibit 10.1 to this current report.

Item 1.02 Termination of a Material Definitive Agreement

See the disclosure in Item 1.01 above regarding the Company’s prior credit facility and termination of this prior facility.

Item 9.01 Financial Statements and Exhibits

The following exhibits are included herein:

10.1 Credit Agreement by and among Comfort Systems USA, Inc., as Borrower, and Hibernia National Bank, as Agent; Hibernia Southcoast Capital, Inc., as Arranger; and Certain Financial Institutions, as Lenders, dated as of June 30, 2005.

99.1 Press release dated June 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMFORT SYSTEMS USA, INC.

By:

/s/ Trent T. McKenna

Trent T. McKenna, Vice President
and General Counsel

Date: July 1, 2005